Exhibit 3.1

THIRD AMENDED AND RESTATED
 CERTIFICATE OF INCORPORATION
 OF
 GOODRICH PETROLEUM CORPORATION

GOODRICH PETROLEUM CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.
The name of the Corporation is “Goodrich Petroleum Corporation.” The Corporation was originally incorporated under the name “Goodrich Acquisition II, Inc.”, and the Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 22, 1996. A restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 31, 1997. The Corporation filed its First Amended Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Code on August 12, 2016 (the “Plan”) and the Corporation adopted and filed its Second Amended and Restated Certificate of Incorporation pursuant to the Plan.  The Company settled the final outstanding bankruptcy claims and the Plan ceased to be of further force and effect as of December 13, 2018.

2.
Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the certificate of incorporation as heretofore amended and supplemented is hereby amended, integrated and restated in its entirety as hereinafter set forth, and entitled the “Third Amended and Restated Certificate of Incorporation” (“Certificate”).  The undersigned Corporation does hereby certify that the text of the Certificate is hereby amended, integrated and restated to read as follows:

FIRST: The name of the Corporation is GOODRICH PETROLEUM CORPORATION.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty-five million (85,000,000), consisting of seventy-five million (75,000,000) shares of Common Stock, par value $0.01 per share, and ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share.

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate:

A. Preferred Stock

The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated. The powers of the Board of Directors with respect to the Series Terms of a particular series (any of which powers, other than voting powers, may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

1.           the number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;

2.           the dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.           whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.          whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

5.          whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.           whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.           the conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

9.           the conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

10.         any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate or in the Preferred Stock Series Resolution.

Subject to the provisions of this Article Fourth, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by this Certificate. The Series Terms of each series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

B. Common Stock

1.          Dividends. Subject to the provisions of this Certificate relating to any series of Preferred Stock or any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

2.          Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

3.          Voting Rights. Subject to any special voting rights of any series of Preferred Stock, the holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them on all matters which the stockholders are entitled to vote, and the holders of the Common Stock of the Corporation shall have the exclusive right to vote for the election of Directors and on all other matters upon which the stockholders are entitled to vote, and, subject to the Series Terms of any one or more series of Preferred Stock, the holders of any series of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificates of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificates of designation relating to any series of Preferred Stock).

4.          Preemptive Rights. Any issuance of Common Stock, or other capital stock, and rights, convertible securities, options or warrants to purchase Common Stock or other capital stock issued subsequent to the effective date of the Plan (“New Securities”) by the Corporation or any of its subsidiaries, other than an issuance of Exempt Securities (as defined below), shall be subject to the below.

(a)          Except as otherwise provided in this Section, the Corporation hereby grants to each stockholder that, together with its affiliates (which shall include any funds managed by the same investment manager), holds of record at least 10 percent of the Common Stock then outstanding (each, a “Qualified Shareholder”) the right to purchase its pro rata share of any and all issuances, sales or distributions New Securities proposed to be made by the Corporation or any of its subsidiaries as set forth herein.

(b)        The Corporation shall give each Qualified Shareholder written notice of the Corporation’s intention to issue or sell New Securities (which notice may be provided by posting the requisite information on the Corporation’s website and notifying (or causing notification to be delivered to) each of such Qualified Shareholders of such posting in writing) (the “Issuance Notice”), describing the type and terms of the New Securities, the price at which such New Securities will be issued or sold and the general terms upon which the Corporation proposes to issue or sell the New Securities, including the anticipated date of such issuance, sale or distribution, the general use of proceeds thereof, a description of both the business purpose of the offering of such New Securities and the dilutive effects, if any, of such offering, the pro rata share of each of them and the record date for determining Qualified Shareholders which, if not specified in the Issuance Notice, shall be the date of the Issuance Notice (the “Preemptive Offer Record Date”). Each Qualified Shareholder shall have 10 business days from the date the Issuance Notice is sent to deliver notice (the “Response Notice”) of its intention to purchase all or any portion of its pro rata share of the New Securities, based on the ratio of the shares of Common Stock held by such Qualified Shareholder on the Preemptive Offer Record Date to the number of shares of Common Stock held by all the Qualified Shareholders on the Preemptive Offer Record Date, and stating therein the quantity of New Securities it intends to purchase (each Qualified Shareholder who delivers a Response Notice hereunder is a “Purchaser” for purposes of this Section); provided that if the Corporation determines that a 10 business day period is not practical, the Corporation shall specify a shorter period (which shall be as long a period as is reasonably practical but in no event less than 3 business days) in the Issuance Notice. Such Response Notice shall constitute the irrevocable agreement of such Purchaser to purchase the quantity of New Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice; provided, however, that if the Corporation is proposing to issue, sell or distribute securities for consideration other than all cash, and subject to the limitations on the rights set forth in this Section, the Corporation shall accept from such Purchaser either non-cash consideration that is reasonably comparable to the non-cash consideration proposed by the Corporation or the cash value of such non-cash consideration, in each case as determined in good faith by the Board of Directors. Any purchase of New Securities by a Purchaser pursuant to this Section shall be consummated on or prior to the later of (x) the date on which all other Offered Securities described in the applicable Issuance Notice are issued, sold or distributed and (y) the second business day following delivery of the Response Notice by such Purchaser.

(c)          The Corporation shall have 60 days from the date of the applicable Issuance Notice to consummate an issuance, sale or distribution of any New Securities which the Qualified Shareholders have not elected to purchase pursuant to Section B(4)(b) of this Article Fourth to other Persons at a price and on terms and conditions not less favorable to the Corporation than those contained in the Issuance Notice, on the condition that any Person purchasing New Securities pursuant to such offer must comply with this Section. In the event that the sale of New Securities is not fully consummated within such 60 day period, then the Corporation shall be obligated once again to offer the purchase rights set forth in Section B(4)(b) of this Article Fourth before it may subsequently sell such New Securities (provided that such 60 day period shall automatically toll, but not for longer than 180 days to the extent regulatory approval would be required for such Qualified Shareholder to acquire such New Securities).

(d)         Notwithstanding the foregoing provisions of this Section, Qualified Shareholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Agreement (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another person in exchange for New Securities, (ii) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Common Stock or other capital stock of the Corporation, (iii) if made by any subsidiary of the Corporation to the Corporation or any of its direct or indirect wholly owned subsidiaries, (iv) if made as securities which are the subject of an effective registration statement, (v) if made to directors (each, a “Director”), officers, employees or consultants as compensation pursuant to any employee incentive plans or (vi) if such New Securities were issued in connection with the Plan (the New Securities described in the foregoing clauses (i) through (vi), “Exempt Securities”).

(e)          Nothing in this Section shall prevent the Corporation or its subsidiaries from issuing or selling to any person (an “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section; provided that in connection with such issuance or sale (i) the Corporation gives reasonably prompt notice to the Qualified Shareholders of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii) the Accelerated Buyer and the Corporation enable the Qualified Shareholders to effectively exercise their respective rights under this Section with respect to their purchase of their pro rata share of the New Securities issued to the Accelerated Buyer within 15 business days after receipt of the notice by the Qualified Shareholder of such issuance to the Accelerated Buyer on the terms specified in this Section. The Preemptive Offer Record Date for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or this Certificate, they may exercise all the powers of the Corporation.

The number of Directors shall be as specified in the Corporation’s bylaws (the “Bylaws”), provided, however, that the Board of Directors shall consist of one or more Directors and shall be of one class.  At each annual meeting of stockholders, Directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders with each Director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation, retirement, disqualification or removal.  For so long as funds and accounts managed by Franklin Advisers, Inc. (collectively, “Franklin”) shall beneficially own greater than 10% of the total outstanding Common Stock of the Corporation (the “Franklin Designation Period”), Franklin shall be entitled to designate three nominees to serve as Directors to the Board of Directors (the “Franklin Selected  Directors”), with it being understood that Franklin shall permanently, despite any later increase in its Common Stock ownership, no longer be entitled to designate any director nominees at such time as Franklin beneficially owns 10% or less of the total outstanding Common Stock of the Corporation.

During the Franklin Designation Period, the Corporation and the Board of Directors shall cause the Franklin Selected Directors to be the Corporation’s own nominees for election as directors at each annual meeting of stockholders in which Directors are to be elected, and the Corporation, the Board of Directors and the stockholders shall use their respective best efforts to cause the election of the Franklin Selected Directors to the Board of Directors (including supporting each Franklin Selected Director for election in a manner no less rigorous and favorable than the manner in which the Corporation supports any other nominee). During the Franklin Designation Period, if any Franklin Selected Director has resigned, died, or is otherwise unable to serve as director for any reason, the Corporation and the Board of Directors shall cause a replacement of such Franklin Selected Director designated in writing by Franklin to be installed in office in replacement of such Franklin Selected Director promptly (but in no event more than twenty business days) following the delivery of such written notice.

Except as otherwise provided herein, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled only by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until the next annual meeting for the election of Directors and until his or her successor shall be duly elected and qualified.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The Bylaws shall not be adopted, amended or repealed by the stockholders and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of Directors, voting together as a single class.

SEVENTH: Any Director may be removed from office, either with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of Directors acting at a meeting of the stockholders in accordance with the DGCL, this Certificate and the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a Director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. In addition to the circumstances in which a Director is not personally liable for monetary damages as set forth in the preceding sentence, a Director shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further eliminates or limits the liability of a Director.

NINTH: Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Article Ninth, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

TENTH: Subject to the terms of any one or more series of Preferred Stock, special meetings of the stockholders for any purpose or purposes may be called only by the Chairman of the Board, Vice Chairman, Chief Executive Officer, at the request in writing or by vote of a majority of the Board of Directors or a majority of the holders of Common Stock. Any request for a special meeting shall state the purpose or purposes of the proposed meeting.

ELEVENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or the Bylaws, from time to time, to amend the Certificate or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a Director or stockholder of the Corporation by the Certificate or any amendment thereof are subject to such right of the Corporation; provided, however, that, during the Franklin Designation Period, no amendment or restatement of the Certificate that amends in any manner the rights of Franklin with respect to the Franklin Selected Directors, or the obligations of the Corporation, the Board of Directors or the stockholders with respect thereto, in each case as set forth in Article Fifth hereof, or that amends this proviso, shall be effective unless and until such amendment or restatement has also been approved in writing by Franklin.

TWELFTH: Directors, officers, employees and agents of the Corporation shall have the following rights, as applicable:

1.          Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a Director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, partner, venture, proprietor, trustee, employee or agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer partner, venture, proprietor, trustee, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer partner, venture, proprietor, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article Twelfth shall be a contract right and shall include the right to be paid by the Corporation the expenses (including, without limitation, attorney’s fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed Director or officer in his or her capacity as a Director or officer or proposed Director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 1 or otherwise. Any repeal or amendment of this Article Twelfth shall be prospective only and shall not limit the rights of any such Director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such Director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Twelfth.

2.          Indemnification of Employees and Agents. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of Directors and officers provided for in this Article Twelfth.

3.          Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article Twelfth is not paid in full by the Corporation within 90 days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

4.         Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article Twelfth shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

If this Article Twelfth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each Director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article Twelfth that shall not have been invalidated and to the fullest extent permitted by applicable law.

For purposes of this Article Twelfth, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Twelfth with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

THIRTEENTH: The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

FOURTEENTH: To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (2) any action asserting a claim for breach of a fiduciary duty owed by any Director, officer, employee, stockholder or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth.

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IN WITNESS WHEREOF, Goodrich Petroleum Corporation has caused this Certificate to be duly executed in its name and on its behalf by its Secretary this 16th day of August, 2019.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael J. Killelea
Name: Michael J. Killelea
Title: Executive Vice President, General Counsel and Corporate Secretary